Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

dated as of

May     , 2010

among

EXPRESS PARENT LLC,

EXPRESS MANAGEMENT INVESTORS BLOCKER, INC.,

EXPRESS MANAGEMENT INVESTORS LLC,

EXPRESS INVESTMENT CORP.,

MULTI-CHANNEL RETAIL HOLDINGS LLC - SERIES G

and

EXPRESS HOLDING, LLC

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May     , 2010, by and among Express Parent LLC, a Delaware limited liability company (the “Company”), Express Management Investors Blocker, Inc., a Delaware corporation (“EMIB”), Express Management Investors LLC, a Delaware limited liability company and the sole stockholder of EMIB (“EMI”), Express Investment Corp., a Delaware corporation (“EIC”), Multi-Channel Retail Holdings LLC — Series G, a Delaware limited liability company and the sole stockholder of EIC (“MCRH”), and Express Holding, LLC (“Holding”). The Company, EMIB, EMI, EIC, MCRH, and Holding are collectively referred to herein as the “Parties” and each individually is referred to herein as a “Party.”

WHEREAS, in connection with the Initial Public Offering (as defined below), (i) the board of managers of the Company and the board of directors of EIC deem it advisable that EIC merge with and into the Company (the “EIC Merger”), (ii) the board of managers of the Company and the board of directors of EMIB deem it advisable that EMIB merge with and into the Company (the “EMIB Merger”), and (iii) the board of managers of the Company and the manager of EMI deem it advisable that EMI merge with and into the Company (the “EMI Merger”, and collectively with the EIC Merger and the EMIB Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth herein and in accordance with Delaware Law;

WHEREAS, following the Merger Effective Time (as defined below), it is contemplated that the Company will be converted from a Delaware limited liability company to a Delaware corporation to be named Express, Inc. (“Express”) (the “Conversion”) in connection with the initial public offering of Express’ common stock, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement filed with the Securities and Exchange Commission (the “Initial Public Offering”); and

WHEREAS, the board of managers, board of directors or manager, as applicable, and, if applicable, the equityholders of each of the Company, EIC, EMIB, and EMI have approved the EIC Merger, the EMIB Merger, and the EMI Merger, respectively, in accordance with the requirements of Delaware Law and their respective organizational documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the other Parties to this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Delaware Law” means, collectively, the DGCL and the DLLCA.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“GAAP” means generally accepted accounting principles in the United States.

“knowledge” or any similar knowledge qualification in this Agreement means to the actual knowledge of each of the executive officers of the applicable Person.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Management Holders” means each Person that is a holder of Class A Units, Class C Units and/or Class L Units of EMI immediately prior to the Merger Effective Time (each such Person being set forth on Exhibit B hereto). Pursuant to individual letter agreements dated on or about the date hereof between the Company and each Management Holder, each Management Holder has agreed (1) to bear its Pro Rata Share of the obligations to be borne by the Management Holders set forth in this Agreement and (2) to waive any dissenters or appraisal rights that might otherwise be available to such Person by reason of the EMI Merger.

“Material Adverse Effect” means a material adverse effect on the business, assets or results of operations of the applicable Merged Entity, taken as whole, except any such effect resulting from or arising in connection with (1) this Agreement or the transactions contemplated hereby or (2) changes in applicable Law or GAAP.

“Merged Entities” means EIC, EMI, and EMIB, and the term “Merged Entity” means any one of them, as the case may be.

“Permitted Liens and Exceptions” means Liens for Taxes, assessments and similar charges that are not yet due and payable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pro Rata Share” means each Management Holder’s pro rata share of the obligations of all of the Management Holders set forth in this Agreement, and such pro rata share shall mean in respect of any such obligations, (i) to the extent such obligations are specifically identifiable from such Management Holder’s indirect ownership of Class A Units, Class C Units and/or Class L Units of the Company through EMIB and EMI, such specifically identifiable obligations, and (ii) otherwise, the percentage that results from dividing (a) the number of shares of Common Stock owned by such Management Holder immediately after giving effect to the Conversion by (b) the total number of shares of Common Stock held by all Management Holders immediately after giving effect to the Conversion, in each case, as set forth on Exhibit D to that certain Conversion Agreement, dated as of May     , 2010, by and among the Company and the other parties thereto and regardless of whether the Conversion is actually consummated. The aggregate “Pro Rata Shares” of all of the Management Holders equals 100%.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Person.

“Tax” means (1) any tax, governmental fee or other like assessment or charge of any kind whatsoever; including, but not limited to, withholding on amounts paid to or by any Person, federal and state income taxes, real property gains taxes, sales and use taxes, escheat taxes, abandoned or unclaimed property taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, capital stock taxes, real and personal property taxes, environmental taxes, transfer taxes, severance taxes, alternative or add-on minimum taxes, and custom duties, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition of any such tax (a “Taxing Authority”) and (2) any liability for the payment of any amount of the type described in the immediately preceding clause (1) as a result of a Merged Entity being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce income or franchise Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable law.

“Transaction Documents” means this Agreement and the Exhibits attached hereto.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Certificate of Merger	2.01(b)
Claim	7.03
Closing	2.02
Common Stock	Recitals
Company	Preamble
Conversion	Recitals
Damages	7.02
EIC	Preamble
EIC Merger	Recitals
EIC Tax Loss	6.03(a)
EMI	Preamble
EMI Merger	Recitals
EMIB	Preamble
EMIB Merger	Recitals
EMIB/EIC Tax Loss	6.03(a)
Express	Recitals
Holding	Preamble
Indemnified Party	7.03
Indemnifying Party	7.03
Initial Public Offering	Recitals
MCRH	Preamble
Merger Effective Time	2.01(b)
Mergers	Recitals
Parties	Preamble
Party	Preamble
Potential Contributor	7.05
Returns	6.01
Securities	3.05
Surviving Company	2.01(a)
Tax Benefit	6.03(c)
Tax Loss	6.03(a)
Third Party Claim	7.03(b)
Transfer Taxes	6.02(b)
Warranty Breach	7.02(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein”, and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written”, and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws”, or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE 2

THE MERGERS AND OTHER TRANSACTIONS

Section 2.01 The Mergers.

(a) At the Merger Effective Time (as defined below), and in accordance with the applicable provisions of this Agreement and Delaware Law, each of EIC, EMIB, and EMI shall be merged with and into the Company. Following the Mergers, the separate corporate or limited liability company existence, as applicable, of each of EIC, EMIB, and EMI shall cease and the Company shall continue as the surviving company (the “Surviving Company”).

(b) On the anticipated effective date of the Company’s Registration Statement on Form S-1 (File No. 333-164906) that was originally filed with the Securities and Exchange Commission on February 16, 2010 relating to the Initial Public Offering, at such time as may be determined by the Chief Financial Officer of the Company, the Company shall cause a certificate of merger in form and substance as set forth on Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, all as provided for and in accordance with Section 251 and Section 264 of the DGCL and Section 18-209 of the DLLCA. The Merger shall become effective at the time and date as provided under Delaware Law and as specified in the Certificate of Merger (the “Merger Effective Time”). References to the Company after the Merger Effective Time shall mean the Surviving Company.

(c) The Merger shall have the effects set forth under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, and powers of each of EIC, EMIB, and EMI shall vest in the Surviving Company, and all debts, liabilities, and duties of each of EIC, EMIB, and EMI shall become the debts, liabilities, and duties of the Surviving Company.

(d) The certificate of formation and limited liability company agreement of the Company, as in effect immediately prior to the Merger Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(e) Subject to applicable Law, (i) the managers of the Company immediately prior to the Merger Effective Time shall be the initial managers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal, and (ii) the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

(f) All of the equity interests of each of EIC, EMIB, and EMI outstanding as of immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or the holder thereof or any other Person, be canceled and extinguished and converted into the right to receive the consideration specified in Section 2.01(g). All of such outstanding equity interests of EIC, EMIB, and EMI when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 2.01(g).

(g) At the Merger Effective Time:

(i) in respect of the outstanding equity interests of EIC held by MCRH immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the EIC Merger, MCRH shall receive the number of Class L Units of the Company equal to the number of Class L Units of the Company held by EIC immediately prior to the EIC Merger;

(ii) in respect of the outstanding equity interests of EMIB held by EMI immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the EMIB Merger, EMI shall receive the number of Class A Units, Class C Units and Class L Units, respectively, of the Company equal to the number of Class A Units, Class C Units and Class L Units, respectively, of the Company held by EMIB immediately prior to the Merger Effective Time;

(iii) in respect of the outstanding equity interests of EMI held by the Management Holders immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the EMI Merger, each Management Holder shall receive the number of Class A Units, Class C Units and/or Class L Units, as the case may be, of the Company equal to the number of Class A Units, Class C Units and/or Class L Units, as the case may be, of EMI held by such Management Holder immediately prior to the EMI Merger (without duplication of the Class A Units, Class C Units and Class L Units of the Company issued to EMI pursuant to Section 2.01(g)(ii) (i.e., such Class A Units, Class C Units and Class L Units of the Company issued to EMI pursuant to Section 2.01(g)(ii) shall constitute an asset of EMI, and shall be transferred to the Company by reason of the EMI Merger, and shall be canceled by the Company immediately following the consummation of the EMI Merger)); and

(iv) the outstanding equity interests of EMI held by Holding immediately prior to the Merger Effective Time shall be canceled and extinguished by virtue of the EMI Merger without payment of any consideration therefor.

(h) By their execution of this Agreement, each of MCRH, as the sole stockholder of EIC, and EMI, as the sole stockholder of EMIB, waives its right to dissent to the EIC Merger and the EMIB Merger, as the case may be, and demand appraisal for its shares of EIC and EMIB, respectively, under the DGCL. The Management Holders have waived their right to dissent to the EMI Merger and demand appraisal for their equity interests of EMI pursuant to individual letter agreements between the Company and each Management Holder.

Section 2.02 Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, Illinois 60654 on the date hereof. The Closing shall be deemed to occur at the opening of business on the Closing Date. At the Closing:

(i) The Certificate of Merger shall be filed pursuant to the terms of Section 2.01.

(ii) Each of the Parties shall deliver such other documents, instruments and agreements as are required to be delivered by such Party at the Closing pursuant to this Agreement.

Section 2.03 Distribution of Assets. Prior to the Merger Effective Time, each Merged Entity shall dividend or otherwise distribute all of its assets (other than equity interests of the Company held by such Merged Entities, any deferred income tax assets, any of their respective tax attributes, and an amount of cash that has been estimated in good faith by each Merged Entity to be sufficient to pay all incomes Taxes of such Merged Entity for the Pre-Closing Tax Period) to its equity holders and shall take all necessary action required under Delaware Law related to such dividend or distribution.

Section 2.04 Payment of Indebtedness. No later than immediately prior to the Closing, each Merged Entity shall repay all indebtedness for borrowed money (including any capital leases) of such Merged Entity outstanding immediately prior to the Closing, of any kind or nature whatsoever, including any obligations related thereto (including any accrued interest or prepayment penalties). At Closing, each Merged Entity shall deliver the Company customary payoff letters from each holder of any indebtedness of such Merged Entity to be repaid at the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE MERGED ENTITIES

Each of the Merged Entities, severally and not jointly, represents and warrants to the Company as of the date hereof that:

Section 3.01 Corporate Existence and Power. Such Merged Entity is a corporation or limited liability company duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and has all corporate or limited liability company powers, as applicable, to carry on its business as now conducted. Such Merged Entity is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02 Corporate Authorization. The execution, delivery and performance by such Merged Entity of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate or limited liability powers and authority, as applicable, of such Merged Entity and have been duly authorized by all necessary corporate or limited liability action, as applicable, on the part of such Merged Entity. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such Merged Entity enforceable against such Merged Entity in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

Section 3.03 Governmental Authorization. The execution, delivery and performance by such Merged Entity of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than the Certificate of Merger and any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04 Noncontravention. The execution, delivery and performance by such Merged Entity of any of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of such Merged Entity, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Merged Entity, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Merged Entity, or to a loss of any benefit to which such Merged Entity is entitled, under any provision of any agreement, contract or other instrument to which such Merged Entity is a party or by which it or its properties or assets is bound (it being agreed and understood that no representation or warranty of any kind or nature whatsoever is made pursuant to this Agreement or any of the other Transaction Documents as to the value, collectability or any other feature or quality whatsoever with respect to any Tax Asset of such Merged Entity) or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to such Merged Entity or its assets.

Section 3.05 Capitalization. EIC represents and warrants that MCRH owns 100% of the issued and outstanding capital stock of EIC. EMI represents and warrants that EMI owns 100% of the issued and outstanding capital stock of EMIB. EMI represents and warrants that Holding and the Management Holders, in the aggregate, own 100% of the issued and outstanding equity interests of EMI. All of the capital stock or equity interests, as applicable, of such Merged Entity have been duly authorized and validly issued and are fully paid and non-assessable. Other than the capital stock or equity interests issued to MCRH, EMI, Holding, or the Management Holders described in this Section 3.05, there are no outstanding (i) capital stock or equity interests or other voting securities of such Merged Entity, (ii) securities of such Merged Entity convertible into or exchangeable for capital stock or equity interests or other voting securities of such Merged Entity or (iii) options or other rights to acquire from such Merged Entity, or other obligation of such Merged Entity to issue, any capital stock or equity interests or other voting securities of such Merged Entity or securities convertible into or exchangeable for capital stock or equity interests or other voting securities of such Merged Entity (the items in clauses (i) through (iii) being referred to collectively as the “Securities”). There are no outstanding obligations of such Merged Entity to repurchase, redeem or otherwise acquire any Securities and there are no agreements or other instruments relating to the issuance, sale or transfer by such Merged Entity of any Securities.

Section 3.06 Subsidiaries. EIC does not have any Subsidiaries (assuming, for purposes hereof, that neither the Company nor any of its Subsidiaries are Subsidiaries of EIC). EMIB does not have any Subsidiaries. EMI owns 100% of the issued and outstanding capital stock of EMIB, free and clear of any Lien. No Merged Entity controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association (assuming, for purposes hereof, that EIC does not directly or indirectly control or have any direct or indirect equity participation in the Company or its Subsidiaries).

Section 3.07 No Undisclosed Material Liabilities. No Merged Entity conducts any operating or other business or related general business operations, other than its activities as a holding company incident to its direct or indirect ownership of equity interests of the Company. No Merged Entity has any liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise), other than (i) deferred income Taxes that reflect only timing differences between the treatment of items for accounting and income Tax purposes, and (ii) income Taxes with respect to Pre-Closing Tax Periods that are not yet due and payable and for which the Company is fully indemnified.

Section 3.08 Related Party Agreements. Except as otherwise provided in the Transaction Documents, there are no agreements, contracts, commitments or understandings, other than any such agreements, contracts, commitments or understandings that will be terminated as of Closing without any further liability or obligation on the part of such Merged Entity, by and between such Merged Entity, on the one hand, and such Merged Entity’s Affiliates, on the other hand, including, without limitation, any such agreements, contracts, commitments or understandings pursuant to which such Affiliate provides or receives any information, assets, properties, support or other services to or from such entity (including, but not limited to accounting, tax, data processing, information technology and legal services).

Section 3.09 Litigation. There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of such Merged Entity, threatened against, such Merged Entity or any of its assets before any court or arbitrator or any governmental body, agency or official. As of the date hereof, such Merged Entity is not aware of any known claim, action, suit, investigation or proceeding pending or threatened against such Merged Entity or any of its assets, or any known orders or other decrees binding on such Merged Entity or any of its assets.

Section 3.10 Compliance with Laws. Such Merged Entity is, and at all time since January 1, 2009 has been, in compliance with all applicable Laws.

Section 3.11 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Merged Entity or any of its Affiliates which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.12 Inspections; No Other Representations. No Merged Entity makes any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, made by or on behalf of or imputed to any Merged Entity or any of its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, no Merged Entity nor any of their Affiliates makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to the Company of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or any other information or documents made available to the Company or its counsel, accountants or advisors with respect to any Merged Entity or any of the foregoing business, assets, liabilities or operations (including, without limitation, the use, value or realization of any Tax Asset of any Merged Entity), except as expressly set forth in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the other Parties, as of the date hereof, that:

Section 4.01 Corporate Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 4.02 Corporate Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the limited liability company powers and authority of the Company and have been duly authorized by all necessary limited liability company action on the part of the Company. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or material notice to, any governmental body, agency or official other than: (1) the filing of the Certificate of Merger; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

Section 4.04 Noncontravention. The execution, delivery and performance by the Company of any of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby do not and will not (i) violate or conflict with the certificate of formation or limited liability company agreement (or other organizational documents) of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or (iii) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument to which the Company is a party or by which the Company or its properties or assets are bound, except, in the case of clauses (ii) or (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

ARTICLE 5

COVENANTS OF THE PARTIES

Each of the Parties hereto agrees that:

Section 5.01 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

Section 5.02 Public Announcements. Other than the Company, none of the other Parties hereto may issue any press release or make any public statement with respect to any Transaction Document or the transactions contemplated thereby.

ARTICLE 6

TAX MATTERS

Section 6.01 Tax Representations. Each Merged Entity, severally and not jointly, represents and warrants to the Company as of the date hereof that (a) all Tax returns, statements, reports and forms (collectively, “Returns”) that are material and are required to be filed with any Taxing Authority by, or with respect to, such Merged Entity on or before the Closing Date (taking into account any duly obtained extensions) have been, or will be, timely filed, (b) such Merged Entity has timely paid all Taxes shown as due and payable on the Returns that have been filed, (c) the Returns that have been filed are true, correct and complete in all material respects, (d) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to such Merged Entity in respect of any material Tax, (e) such Merged Entity has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party, (f) there is no claim pending or to such Merged Entity’s knowledge proposed or threatened by a taxing authority in a jurisdiction where such Merged Entity does not file Returns that such Merged Entity is or may be subject to taxation in such jurisdiction, and (g) such Merged Entity has not consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority.

Section 6.02 Tax Covenants.

(a) The Company shall prepare and timely file all Returns reflecting the income of each Merged Entity for all Pre-Closing Tax Periods. No later than thirty (30) days prior to filing any such Return, the Company shall submit such Return to MCRH for its review and consent. If any Return for a Pre-Closing Tax Period reflects an overpayment of estimated Taxes for such period, a right to a refund of Taxes and/or an amount of Taxes due with such Return that is less than the amount of cash retained by the respective Merged Entity pursuant to Section 2.03 to pay such Taxes, then within ten (10) Business Days after filing such Return, the Company shall pay the amount of such overpayment, refund, and/or excess cash to MCRH (in the case of EIC) or to the Management Holders (in the case of EMIB or EMI and in proportion to their Pro Rata Share).

(b) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (all such Taxes, “Transfer Taxes”) shall initially be paid by the Company, and the Company will file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the other Party(ies) will join in the execution of any such Returns and other documentation; provided that (i) MCRH will bear 100% of the economic burden of any Transfer Tax with respect to EIC and (ii) each of the Management Holders, according to their respective Pro Rata Shares, will bear 100% of the economic burden of any Transfer Tax with respect to EMIB and EMI. The provisions of this Section 6.02(b), and no other provision (including Section 6.03), will govern the allocation between the parties of the economic burden of Transfer Taxes.

Section 6.03 Tax Indemnification.

(a) MCRH hereby indemnifies the Company against and agrees to hold it harmless from any (i) Tax of EIC relating to a Pre-Closing Tax Period and (ii) liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), including those liabilities, costs and expenses incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case suffered by the Company after the Closing (the sum of (i) and (ii) being referred to as an “EIC Tax Loss”). Each Management Holder, severally and not jointly, according to its respective Pro Rata Share, hereby indemnifies the Company against and agrees to hold it harmless from any (i) Tax of EMIB or EMI relating to a Pre-Closing Tax Period and (ii) liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), including those liabilities, costs and expenses incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case suffered by the Company after the Closing (the sum of (i) and (ii) being referred to as a “EMIB/EMI Tax Loss”; and collectively with any EIC Tax Loss, a “Tax Loss”).

(b) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 6.03 is asserted against the Company, the Company shall notify MCRH (relating to any Tax of EIC) or the Management Holders (relating to any Tax of EMI or EMIB) of such claim or demand within 10 days of receipt thereof, and shall give MCRH or the Management Holders, as applicable, such information with respect thereto as MCRH or the Management Holders, as applicable, may reasonably request. MCRH or the Management Holders, as applicable, may discharge, at any time, their indemnification obligation under this Section 6.03 by paying to the Company the amount of the applicable Tax Loss, calculated on the date of such payment. The Company shall not settle or conclude any contest or proceeding (including, without limitation, a Tax audit) relating to Taxes for which indemnification may be sought from MCRH under this Section 6.03 without MCRH’s approval, not to be unreasonably withheld. Neither MCRH nor any Management Holder shall be liable under this Section 6.03 for any amount arising out of a contest or proceeding of which MCRH or the Management Holders, as applicable, were not notified as required under this Section 6.03(b) to the extent that the failure to so notify prejudiced MCRH or the Management Holders, as applicable.

(c) Notwithstanding Section 6.03(a), if MCRH’s or the Management Holders’, as applicable, indemnification obligation under this Section 6.03 arises in respect of an adjustment which makes allowable to the Company any deduction, amortization, exclusion from income or other allowance for any taxable period beginning after the Closing Date (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then the Company shall pay over to MCRH or the Management Holders (according to their respective Pro Rata Shares), as applicable, the tax savings attributable to such Tax Benefit (calculated on a with-and-without basis) as and when realized by the Company; provided, however, that the amount paid to MCRH or the Management Holders, as applicable, pursuant to this provision with respect to any indemnification obligation shall not exceed the amount paid by MCRH or the Management Holders, as applicable, pursuant to Section 6.03 with respect to such indemnification obligation.

(d) Except as otherwise provided in Section 6.02(a), the Company shall pay (i) to MCRH any refunds of Taxes paid by EIC received by the Company and (ii) to the Management Holders (in proportion to their Pro Rata Share) any refunds of Taxes paid by EMIB or EMI received by the Company, in each case within ten (10) Business Days of the receipt thereof, it being understood that all such refunds will be claimed in cash rather than as a credit against future Taxes of the Company and/or its Subsidiaries.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.01 Survival. The representations and warranties of any of the Parties hereto contained in this Agreement shall survive the Closing Date until the latest date permitted by Law. Except as otherwise provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement. Any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 7.01 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.02 Indemnification.

(a) From and after Closing, the Company hereby indemnifies MCRH and each of the Management Holders against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by MCRH or the Management Holders arising out of or resulting from any inaccuracy or breach of any representation and warranty (each such inaccuracy and breach, a “Warranty Breach”) or breach of a covenant, in each case of the Company contained in this Agreement.

(b) From and after Closing, MCRH hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages actually incurred or suffered by the Company arising out of or related in any way to any Warranty Breach or breach of a covenant, in each case of EIC or MCRH contained in this Agreement.

(c) From and after Closing, each Management Holder, severally and not jointly, according to its respective Pro Rata Share, hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages actually incurred or suffered by the Company arising out of or related in any way to any Warranty Breach or breach of a covenant, in each case of EMIB, EMI or such Management Holder contained in this Agreement.

(d) Notwithstanding any of the provisions of this Article 7, Section 6.03 shall provide the exclusive remedy for the Company’s recovery of any Tax Loss from MCRH (with respect to EIC) and the Management Holders (with respect to EMI and EMIB), and the procedures set forth in Section 6.03 shall govern any claim for indemnification under such provision.

Section 7.03 Procedures.

(a) The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of any Claim asserted by any third party (“Third Party Claim”).

(c) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) Each Indemnified Party must mitigate in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must promptly notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of the value of the benefit (or, if less, the amount of any such loss previously paid by the Indemnifying Party) to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation).

(e) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 7.02.

Section 7.04 Limitation on Damages. The amount of any Damages payable under Section 7.02 by the Indemnifying Party shall be net of (i) any amounts recovered by the Indemnified Party under applicable insurance policies and (ii) the amount of any Tax Benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (net of any Tax detriment arising from receipt of any indemnification payment).

Section 7.05 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the

Indemnified Party could have recovered all or a part of such Damages from a third party (other than any Subsidiary of the Company or any current or former employee or agent of such Persons) (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 7.06 Exclusivity. After the Closing, Article 6 and Section 7.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than any claim for fraud. Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

ARTICLE 8

MISCELLANEOUS

Section 8.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to MCRH or EIC, to:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, California 94111

Attention: Stefan Kaluzny

Fax: (415) 983-2701

if to EMI, EMIB or the Company, to:

c/o Express Parent LLC

One Limited Parkway

Columbus, Ohio 43230

Attention: Chief Financial Officer

Fax: (614) 415-4000

If to any Management Holder, to:

The address specified in the Company’s records

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Each such notice, request or other communication shall be effective (1) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (2) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 8.01.

Section 8.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03 Expenses. Except to the extent otherwise expressly provided for in any of the Transaction Documents, all costs and expenses incurred by any Party in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing shall be paid by the Party incurring such costs or expenses.

Section 8.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.06 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated thereby shall be brought in the United States District Court or any Delaware state court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of any of the Transaction Documents shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.08 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto. No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

Section 8.09 Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

Section 8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above-written.

EXPRESS PARENT LLC

By:
Name:	Matthew C. Moellering
Title:	Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

EXPRESS MANAGEMENT INVESTORS BLOCKER INC.

By:
Name:	Stefan L. Kaluzny
Title:	President

EXPRESS MANAGEMENT INVESTORS LLC

By:
Name:	Matthew C. Moellering
Title:	Treasurer

[Agreement and Plan of Merger]

EXPRESS INVESTMENT CORP.

By:
Name:	Stefan L. Kaluzny
Title:	President and Chief Executive Officer

MULTI-CHANNEL RETAIL HOLDINGS LLC — SERIES G

By:
Name:	Stefan L. Kaluzny
Title:	Manager

EXPRESS HOLDING, LLC

By:
Name:	Matthew C. Moellering
Title:	Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

[Agreement and Plan of Merger]

Exhibit A

(Certificate of Merger)

See attached.

EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

CERTIFICATE OF MERGER

OF

EXPRESS INVESTMENT CORP.,

a Delaware corporation,

EXPRESS MANAGEMENT INVESTORS BLOCKER INC.,

a Delaware corporation,

AND

EXPRESS MANAGEMENT INVESTORS LLC,

a Delaware limited liability company,

WITH AND INTO

EXPRESS PARENT LLC,

a Delaware limited liability company

Pursuant to Title 8, Sections 251 and 264(c) of the Delaware General Corporation Law (“DGCL”) and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (“Act”), Express Parent LLC, a Delaware limited liability company (the “Company”), in connection with the merger (the “Merger”) of Express Investment Corp., a Delaware corporation (“EIC”), Express Management Investors Blocker Inc., a Delaware corporation (“EMIB”), and Express Management Investors LLC, a Delaware limited liability company (“EMI”), with and into the Company, hereby certifies as follows:

FIRST: The names and states of domicile of the constituent corporations and limited liability companies to the Merger (the “Constituent Entities”) are:

Name	State of Domicile

Express Parent LLC	Delaware

Express Investment Corp.	Delaware

Express Management Investors Blocker Inc.	Delaware

Express Management Investors LLC	Delaware

SECOND: An Agreement and Plan of Merger, dated as of May     , 2010 (the “Merger Agreement”), by and among the Company, EIC, EMIB, EMI, Multi-Channel Retail Holdings LLC - Series G and Express Holding, LLC, has been approved, adopted, certified, executed and acknowledged by EIC and EMIB in accordance with Sections 228, 251 and 264 of the DGCL and by the Company and EMI in accordance with Section 18-209 of the Act.

THIRD: The Company shall be the surviving entity in the Merger. The name of the surviving entity shall be “Express Parent LLC”.

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the surviving entity at One Limited Parkway, Columbus, OH 43230.

SIXTH A copy of the Merger Agreement will be furnished by the surviving entity, on request and without cost, to any stockholder or member, as appropriate, of any of the Constituent Entities.

SEVENTH: The Certificate of Formation of the Company shall be the Certificate of Formation of the surviving entity.

*    *    *    *    *

2

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger of the Constituent Entities, pursuant to the DGCL and the Act, under penalties of perjury does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and, accordingly, has hereunto signed this Certificate of Merger this      day of May, 2010.

EXPRESS PARENT LLC,
a Delaware limited liability company

By:
Matthew Moellering
Executive Vice President,
Chief Administrative Officer,
Chief Financial Officer,
Treasurer and Secretary

{Express Parent LLC - Certificate of Merger}	S-1

Exhibit B

(Management Holders)

See attached.

EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

Management Holders

John Rafferty
Fran Horowitz-Bonadies
Jeanne St. Pierre
Elliott Tobias
Colin Campbell
Matthew Moellering
David Kornberg
Douglas Tilson
Lisa Gavales
Rohkee Kim
Kelly Olmstead
Julie Ransom
Sue Reiss
Michele LaGrego
Barbara Grant
Megan Hernandez
Lori Berzow
Stefvanie Fairchild
Todd Painter
Toby Jackson
Jamie Schisler
Deirdre Ward-Beam
Lucy Soares-Demelo
Dean Micklewhite
Jeff Koren
Steven Sare
Kym Tokarsky
Corrine Crownover
Jim Wright
Dave Anders
Cheryl Hooker
Gisele Patry
Tom Lawless
Carmen Wamre
Michelle Kristufek

Stephen Margaritas
Alona Watts
Mary Ann Schleelein
Beverly Gaines
Craig Heckman
Bill Anderson
Karen Jones (Oleska)
Keith Cline
Paul Flowers
Bill Miller
Wendy Martin
Pam Seidman
Melissa Mick
Dave Petrill
Amy Tabb
Victoria Bahner-Baskin
Lori Horn
Rebecca Kist
Randy Pyles
Dominque Brunet
Joe Reisinger
Jon Thompson
Steve Hengstebeck
Mike Dolan
Rebecca Willcox
Michael Barre
Greg Guminski
Tanya Thorson

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